Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Jones or Paul Hawran
(858) 658-7600



             NEUROCRINE BIOSCIENCES ANNOUNCES INITIATION OF PHASE I
                     CLINICAL TRIAL WITH ORALLY ACTIVE GNRH
                   ANTAGONIST FOR WOMEN'S HEALTH DISORDERS AND
                                 PROSTATE CANCER

San Diego, CA, November 27, 2001 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today the completion of dosing of the first cohort of seven subjects in the Phase I clinical trial with the company's proprietary, orally active, gonadotropin-releasing hormone (GnRH) antagonist. GnRH is a hormone that regulates male and female reproductive hormones. Injectable peptide drugs that block the action of GnRH have found broad clinical utility in women's health disorders and prostate cancer in males. This trial is an oral single dose, double-blind, placebo controlled, dose escalating Phase I study being conducted in up to 56 normal, healthy volunteers and is designed to study the safety, pharmacokinetics and pharmacodynamics of a number of doses of this compound. In addition, secondary endpoints in the study will assess suppression of pituitary gonadotropins; an important surrogate measurement of efficacy.

"This is an important milestone towards developing a potential new class of drugs to compete in a $2.5 billion market in women's health and prostate cancer," said Dr. Henry Pan, Executive Vice President of Clinical Development of Neurocrine.

Currently available GnRH agonists and antagonists are peptides, which generally are given as injectable depots. We believe orally active, non-peptide GnRH antagonists should provide increased dosing flexibility, convenience and greater patient acceptability over these current treatments. Using high throughput parallel chemical synthesis of designed libraries, combined with preclinical safety, pharmacokinetic (PK) and metabolic properties, Neurocrine's approach has rapidly produced several series of proprietary highly potent, non-peptide compounds.

"This program has moved very rapidly from basic research through preclinical studies to Phase I clinical studies and continues to demonstrate the strength of Neurocrine's integrated drug discovery and development capabilities," said Paul Conlon, Vice-President of Biology.

                                     -MORE-

Neurocrine recently announced the award of a peer-reviewed Phase II SBIR grant from the National Institutes of Health (NIH) to fund the development of orally active GnRH antagonists. This grant will total approximately $1 million over a two-year period and will support research to discover and evaluate current and next generation small molecule GnRH receptor antagonists for the treatment of uterine fibroids, endometriosis, breast cancer, prostate cancer, infertility and other disorders linked to the endocrine system.

Neurocrine  Biosciences,  Inc.  is  a  product-based  biopharmaceutical  company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, malignant brain tumors and peripheral cancers, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the Internet at http://www.neurocrine.com.


                           -------------------------


In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine's GnRH development program and Neurocrine's business and finances including, but not limited to, risk that Neurocrine's GnRH antagonist compounds will not successfully proceed through clinical trials or that later stage clinical trials will not show that they are effective in treating humans; determinations by regulatory and governmental authorities; dependence on corporate collaborators who could terminate their relationships with the Company at any time; uncertainties relating to patent protection and intellectual property rights of third parties; impact of competitive products and technological changes; availability of capital and cost of capital; and other material risks. A more complete description of these risks can be found in the Company's annual report on Form 10K for the year ended December 31, 2000 and the Company's quarterly report on Form 10Q each of which should be read before making any investment in Neurocrine common stock. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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